Exhibit 99.1

Hawkins, Inc. Reports
Third Quarter Fiscal 2024 Results

Roseville, Minn., January 31, 2024 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three and nine months ended December 31, 2023, its third quarter of fiscal 2024.

Third Quarter Fiscal Year 2024 Highlights:

•Third quarter sales of $208.5 million, with Water Treatment segment sales growth of 20% over the same quarter in the prior year.
•Record third quarter gross profit of $42.2 million, a 16% increase over the same period of the prior year, contributing to record third quarter operating income of $18.5 million, a 21% increase over the same period of the prior year.
•Third quarter diluted earnings per share ("EPS") of $0.71, an increase of 39% over the same period of the prior year.
•Record third quarter Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA"), a non-GAAP measure, of $29.7 million, a 25% increase over the same period of the prior year.
•As previously announced, added six Water Treatment locations in the quarter with two acquisitions, Water Solutions Unlimited, Inc. and The Miami Products & Chemical Co.
•Year-to-date operating cash flow of $117.6 million allowed us to fund three acquisitions while still decreasing our debt by $11.0 million from the same time a year ago and reducing our leverage ratio to under 1x EBITDA.
•Named to Newsweek's 2024 list of America's Most Responsible Companies for the fourth year in a row.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“Following the strong first half of the year, our third quarter performance was highlighted by our bottom-line results, as net income grew 39% in the quarter, and we saw continued momentum in our Water Treatment segment that had revenue growth of 20% and operating income growth of over 80%. As we continue to execute on our strategies for this segment, we are pleased with our many successes, including the completion of the previously-announced acquisitions of Water Solutions Unlimited and Miami Products & Chemicals, as well as the continued profit growth in the segment's legacy business. In our Industrial segment, operating income was up 15% despite some sales softness, showing disciplined margin management. Sales in our Health and Nutrition segment in the third quarter showed improved performance as compared to the first two quarters."

Mr. Hawkins continued, “As a result of the strong results in the first nine months, along with disciplined inventory management, we were able to fund the current year acquisitions of nearly $80 million while still bringing down our debt from the same time a year ago. With one quarter remaining in the fiscal year, we expect the diversity of our businesses and overall strength of the Company will allow us to continue to generate free cash flow and execute on our growth strategy."

Third Quarter Financial Highlights:

NET INCOME
For the third quarter of fiscal 2024, the Company reported net income of $14.9 million, or $0.71 per diluted share, compared to net income for the third quarter of fiscal 2023 of $10.7 million, or $0.51 per diluted share.
REVENUE
Sales were $208.5 million for the third quarter of fiscal 2024, a decrease of $10.7 million, or 5%, from sales of $219.2 million in the same period a year ago. Increased sales in our Water Treatment segment were more than offset by decreased sales in our Industrial and Health and Nutrition segments. Industrial segment sales decreased $21.4 million, or 19%, to $93.0 million for the current quarter, from $114.4 million in the same period a year ago. The sale of our consumer bleach packaging business at the end of fiscal 2023 resulted in $2.7 million lower sales in the current quarter. In addition, sales declined due to overall lower volumes as well as lower selling prices on certain products driven by lower raw material costs and competitive pricing pressures. Water Treatment segment sales increased $13.5 million or 20%, to $82.0 million for the current quarter, from $68.5 million in the same period a year ago. Water Treatment sales increased as a result of increased selling prices on many of our products as well as increased sales volumes of certain of our products, including $8.2 million of added sales from our acquired businesses. Health and Nutrition segment sales decreased $2.7 million, or 7%, to $33.5 million for the current quarter, from $36.2 million in the same period a year ago. Health and Nutrition sales decreased as a result of lower sales of our manufactured products, offset somewhat by increased sales of our specialty distributed products.
GROSS PROFIT
Gross profit increased $5.9 million, or 16%, to $42.2 million, or 20% of sales, for the current quarter, from $36.3 million, or 17% of sales, in the same period a year ago. During the current quarter, the LIFO reserve decreased, and gross profit increased, by $2.5 million due primarily to decreasing raw material prices. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $3.7 million due primarily to rising raw material prices. Gross profit for the Industrial segment increased $0.5 million, or 3%, to $16.5 million, or 18% of sales, for the current quarter, from $16.0 million, or 14% of sales, in the same period a year ago. Industrial segment gross profit increased as the LIFO benefit offset declined unit margins on certain products. Gross profit for the Water Treatment segment increased $6.9 million, or 52%, to $20.2 million, or 25% of sales, for the current quarter, from $13.3 million, or 19% of sales, in the same period a year ago. Water Treatment segment gross profit increased as a result of improved per-unit margins on many of our products as well as increased sales, including the added sales from our acquired businesses. Gross profit for our Health and Nutrition segment decreased $1.5 million, or 21%, to $5.5 million, or 16% of sales, for the current quarter, from $7.0 million, or 19% of sales, in the same period a year ago. Health and Nutrition segment gross profit decreased as a result of decreased sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative expenses increased $2.8 million, or 13%, to $23.8 million, or 11% of sales, for the current quarter, from $21.0 million, or 10% of sales, in the same period a year ago. Expenses increased due to acquisition costs of $0.7 million as well as added costs from the acquired businesses in our Water Treatment segment of $2.2 million, including $0.7 million of amortization of intangibles.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended December 31, 2023 was $29.7 million, an increase of $5.8 million, or 25%, from $23.8 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 18% for the current quarter and 24% for the same period a year ago. The effective tax rate in the third quarter of both years was impacted by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 25-26%.
BALANCE SHEET
During the third quarter, our working capital was relatively stable and was approximately $26 million lower than the end of fiscal 2023 due to favorable cash collections on accounts receivable and disciplined management of our inventory levels. During the quarter, we borrowed $75 million to fund the acquisitions of Water Solutions and Miami Products, and subsequently paid down $15 million. Our year-to-date net borrowings of $8 million resulted in total debt outstanding of $120 million and a leverage ratio of 0.84x our trailing twelve-month proforma adjusted EBITDA, as compared to 0.96x of trailing twelve-month adjusted EBITDA at the end of fiscal 2023.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends, and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, the Company has 58 facilities in 26 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $935 million of revenue in fiscal 2023 and has approximately 950 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Nine months ended
(In thousands)	December 31, 2023	January 1, 2023	December 31, 2023	January 1, 2023
Net Income (GAAP)	$14,885	$10,733	$61,531	$48,428
Interest expense, net	1,168	1,546	3,033	3,858
Income tax expense	3,274	3,453	20,289	16,637
Amortization of intangibles	2,392	1,741	5,786	5,247
Depreciation expense	5,951	5,261	17,063	15,126
Non-cash compensation expense	1,287	1,084	3,506	2,764
Non-recurring acquisition expenses	710		832	—
Adjusted EBITDA	$29,667	$23,818	$112,040	$92,060

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Nine Months Ended
	December 31, 2023	January 01, 2023	December 31, 2023	January 01, 2023
Sales	$208,496	$219,218	$696,142	$706,953
Cost of sales	(166,248)	(182,947)	(548,017)	(577,559)
Gross profit	42,248	36,271	148,125	129,394
Selling, general and administrative expenses	(23,774)	(21,004)	(64,173)	(59,727)
Operating income	18,474	15,267	83,952	69,667
Interest expense, net	(1,168)	(1,546)	(3,033)	(3,858)
Other income (expense)	853	465	901	(744)
Income before income taxes	18,159	14,186	81,820	65,065
Income tax expense	(3,274)	(3,453)	(20,289)	(16,637)
Net income	$14,885	$10,733	$61,531	$48,428

Weighted average number of shares outstanding - basic	20,781,632	20,818,347	20,864,349	20,847,285
Weighted average number of shares outstanding - diluted	20,907,321	20,974,264	21,004,077	21,004,849
Basic earnings per share	$0.72	$0.52	$2.95	$2.32
Diluted earnings per share	$0.71	$0.51	$2.93	$2.31
Cash dividends declared per common share	$0.16	$0.14	$0.47	$0.42

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	December 31, 2023	April 2, 2023
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,741	$7,566
Trade accounts receivables, net	113,016	129,252
Inventories	68,805	88,777
Prepaid expenses and other current assets	7,442	6,449
Total current assets	195,004	232,044
PROPERTY, PLANT, AND EQUIPMENT:	376,952	344,753
Less accumulated depreciation	173,457	158,950
Net property, plant, and equipment	203,495	185,803
OTHER ASSETS:
Right-of-use assets	13,400	10,199
Goodwill	101,495	77,401
Intangible assets, net of accumulated amortization	116,728	73,060
Deferred compensation plan asset	9,617	7,367
Other	4,308	4,661
Total other assets	245,548	172,688
Total assets	$644,047	$590,535
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$42,857	$53,705
Accrued payroll and employee benefits	17,753	17,279
Income tax payable	1,504	3,329
Current portion of long-term debt	9,913	9,913
Other current liabilities	7,651	6,645
Total current liabilities	79,678	90,871
LONG-TERM DEBT, LESS CURRENT PORTION	109,797	101,731
LONG-TERM LEASE LIABILITY	11,107	8,687
PENSION WITHDRAWAL LIABILITY	3,633	3,912
DEFERRED INCOME TAXES	23,698	23,800
DEFERRED COMPENSATION LIABILITY	11,437	9,343
OTHER LONG-TERM LIABILITIES	10,943	2,175
Total liabilities	250,293	240,519
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,790,292 and 20,850,454 shares issued and outstanding as of December 31, 2023 and April 2, 2023, respectively	208	209
Additional paid-in capital	36,781	44,443
Retained earnings	354,069	302,424
Accumulated other comprehensive income	2,696	2,940
Total shareholders’ equity	393,754	350,016
Total liabilities and shareholders’ equity	$644,047	$590,535

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Nine Months Ended
	December 31, 2023	January 1, 2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$61,531	$48,428
Reconciliation to cash flows:
Depreciation and amortization	22,849	20,373
Operating leases	1,884	1,442
(Gain) loss on deferred compensation assets	(901)	744
Stock compensation expense	3,506	2,764
Other	70	225
Changes in operating accounts providing (using) cash:
Trade receivables	22,500	(2,336)
Inventories	25,665	(6,596)
Accounts payable	(14,334)	(16,231)
Accrued liabilities	(610)	(3,652)
Lease liabilities	(1,804)	(1,453)
Income taxes	(1,824)	1,762
Other	(922)	(929)
Net cash provided by operating activities	117,610	44,541
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(28,248)	(32,307)
Acquisitions	(78,855)	—
Other	723	352
Net cash used in investing activities	(106,380)	(31,955)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(9,886)	(8,843)
New shares issued	2,243	2,014
Payroll taxes paid in exchange for shares withheld	(2,140)	(1,550)
Shares repurchased	(11,272)	(6,557)
Payments on revolving loan	(67,000)	(40,000)
Proceeds from revolving loan borrowings	75,000	45,000
Net cash used in financing activities	(13,055)	(9,936)
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(1,825)	2,650
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,566	3,496
CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,741	$6,146

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for income taxes	$22,125	$14,847
Cash paid for interest	$3,252	$3,345
Noncash investing activities - capital expenditures in accounts payable	$2,887	$3,844

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total
Three months ended December 31, 2023:
Sales	$92,990	$82,019	$33,487	$208,496
Gross profit	16,495	20,241	5,512	42,248
Selling, general, and administrative expenses	7,292	12,470	4,012	23,774
Operating income	9,203	7,771	1,500	18,474
Three months ended January 1, 2023:
Sales	$114,436	$68,549	$36,233	$219,218
Gross profit	15,994	13,268	7,009	36,271
Selling, general, and administrative expenses	7,978	9,003	4,023	21,004
Operating income	8,016	4,265	2,986	15,267
Nine months ended December 31, 2023:
Sales	$312,398	$276,595	$107,149	$696,142
Gross profit	53,645	75,957	18,523	148,125
Selling, general and administrative expenses	20,673	31,741	11,759	64,173
Operating income	32,972	44,216	6,764	83,952
Nine months ended January 1, 2023:
Sales	$353,085	$233,527	$120,341	$706,953
Gross profit	53,716	52,725	22,953	129,394
Selling, general and administrative expenses	21,254	26,786	11,687	59,727
Operating income	32,462	25,939	11,266	69,667

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended April 2, 2023, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com